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               SECURITIES  AND EXCHANGE COMMISSION
                   Washington,  D.C.    20549

                       ------------------

                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15 (d) of the
                 Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported ):
                          June 24, 1997



               MAINSTREET  BANKGROUP INCORPORATED
             ----------------------------------
             (Exact name of as specified in charter)


        Virginia              0-8622           54-1046817
-----------------        -----------    -------------------
(State or other         (Commission      (IRS Employer
 jurisdiction of         File Number)   Identification No.)
 incorporation)


       P.O. BOX 4831, Martinsville, Virginia    24115-4831
     -------------------------------------------------------
      (Address of principal executive offices)   (Zip Code)


      Registrant's telephone number, including area code:
                         540-666-6724

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Item 5.    Other Events

     This current report on Form 8-K is filed by MainStreet BankGroup Incorporated ("Registrant") to report Registrant's agreement to acquire Commerce Bank Corporation ("Commerce"), subject to regulatory approval and approval by the shareholders of Commerce and certain other specified conditions. The Agreement and Plan of Share Exchange was signed by both parties on July 3, 1997. Under terms of the agreement, Registrant has agreed to exchange a maximum of 2.506 and a minimum of 2.059 shares of its Common Stock for each share of Commerce's 223,200 shares of Common and Preferred Stock. Registrant has also agreed to exchange a maximum of 1.494 and a minimum of 1.228 shares of its Common Stock for each of Commerce's 86,505 Common and Preferred Stock Warrants. If no shareholder exercises dissenter's rights and the maximum exchange ratios of 2.506 per share and 1.494 per warrant are used, 688,577 shares of Registrant's Common Stock will be issued in the transaction. At May 31, 1997, Registrant had 11,386,804 shares of Common Stock outstanding.

     Commerce Bank was organized under the laws of Maryland in College Park, and serves Prince George County with three existing branches. At March 31, 1997, Commerce Bank reported total assets of $ 71 million.

     Registrant is a multi-community bank holding company headquartered in Martinsville, Virginia. It owns eight community banks ( 35 offices), and one nonbanking subsidiary, chartered as a limited purpose national banking association, with total first
quarter assets of $1.4 billion.   Registrant currently serves the
following markets: City of Martinsville and Henry County; the City of Galax, Town of Hillsville and Carroll and Grayson Counties; the Towns of Ferrum and Rocky Mount and Franklin County; the Town of Forest, City of Lynchburg and Bedford, Campbell and Amherst Counties; the Town of Stuart and Patrick County; the Towns of Saltville and Chilhowie and Smyth County; the City of Clifton Forge and Alleghany County; the Towns of Ashland and Mechanicsville and the Counties of Hanover and Henrico, Virginia and contiguous areas.
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                           Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                         MAINSTREET BANKGROUP INCORPORATED

Date: July 8, 1997            By:  /s/ JAMES E. ADAMS
                                   -------------------------
                                   James E. Adams
                                   Executive VicePresident/
                                   Chief Financial Officer/
                                   Treasurer
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